                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

    Filed by the registrant / /
    Filed by a party other than the registrant /X/

    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   TIE/COMMUNICATIONS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   TIE/COMMUNICATIONS, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     (1) Title of each class of securities to which transaction applies:
        Common Stock
        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        N/A
        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
        N/A
        ------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
        ------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
        ------------------------------------------------------------------------
     (3) Filing party:
        ------------------------------------------------------------------------
     (4) Date filed:
        ------------------------------------------------------------------------

                            TIE/COMMUNICATIONS, INC.

                             8500 WEST 110TH STREET
                          OVERLAND PARK, KANSAS 66210

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 12, 1995

    NOTICE IS HEREBY given that the Annual Meeting of Stockholders of TIE/communications, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters located at 8500 West 110th Street, Overland Park, Kansas 66210, on Monday, June 12, 1995, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

    (1) The election of eight (8) directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

    (2) The ratification of the selection of the firm of KPMG Peat Marwick LLP as independent auditors of the Company for 1995; and

    (3) The transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 14, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, and at any adjournments or postponements thereof.

    A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder at the executive office of the Company set forth above for any purpose germane to such meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting.

                                          By Order of the Board of Directors

                                          Robert W. Webb, Secretary

May 4, 1995

                            TIE/COMMUNICATIONS, INC.
                             8500 WEST 110TH STREET
                          OVERLAND PARK, KANSAS 66210

                             ---------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 1995

                                  INTRODUCTION

    The enclosed proxy card is solicited by the Board of Directors of TIE/communications, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters located at 8500 West 110th Street, Overland Park, Kansas 66210, on Monday, June 12, 1995, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting (the "Notice"). The Company's principal executive offices are located at 8500 West 110th Street, Overland Park, Kansas 66210, and its telephone number is (913) 344-0400. Stockholders of record at the close of business on April 14, 1995, are entitled to notice of and to vote at the meeting. This proxy statement and the enclosed form of proxy card are first being mailed to stockholders on or about May 4, 1995.

                             VOTING AT THE MEETING

    On April 14, 1995, there were 3,959,936 shares of common stock, $.10 par value (the "Common Stock"), issued and outstanding, held by approximately 4,807 stockholders of record. Each share of Common Stock outstanding on the record date entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. To constitute a quorum for the transaction of business, a majority of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the subject matter and represented at the meeting, in person or by proxy, will be necessary for the election of directors and the ratification of the selection of the firm of KPMG Peat Marwick LLP as independent auditors of the Company for 1995. In accordance with Delaware law, abstentions will, and broker non-votes will not, be counted as being present at the meeting for purposes of voting. Therefore, an abstention will effectively count as a vote against a proposal, but broker non-votes will have no impact on the outcome of a proposal. The Company has been advised by Marmon Holdings, Inc. and The Pritzker Family Philanthropic Fund that shares of Common Stock owned by them, aggregating approximately 75% of the Common Stock and therefore constituting a quorum, will be present and voted at the meeting for management's nominees for directors and for the ratification of the selection of KPMG Peat Marwick LLP as independent auditors of the Company for 1995.

                         PROXIES AND PROXY SOLICITATION

    The persons named as proxies on the accompanying proxy card will, if no contrary instructions are given, vote the shares represented thereby in favor of each of management's nominees for election as a director, in favor of the selection of the firm of KPMG Peat Marwick LLP as independent auditors of the Company for 1995 and in accordance with their best judgment on any other matters which may properly come before the meeting. Management knows of no other matters which may properly come before the meeting to be voted upon by the holders of shares of Common Stock. Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the meeting. A proxy may be revoked by timely delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later dated proxy or by voting the shares in person at the meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified herein.

    In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company will request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses. All expenses incident to the preparation and mailing of, or otherwise making available to all stockholders, the Notice, this proxy statement and the form of proxy card will be paid by the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is information concerning all persons known by the Company to beneficially own 5% or more of the Common Stock as of April 14, 1995. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                         SHARES OF           APPROXIMATE
                                           COMMON              PERCENT
       NAME AND ADDRESSES OF         STOCK BENEFICIALLY       OF CLASS
         BENEFICIAL HOLDER                 OWNED             OUTSTANDING
- -----------------------------------  ------------------   -----------------
Marmon Holdings, Inc.                    1,796,681                45.1%
225 West Washington Street
Chicago, Illinois 60606
The Pritzker Family                      1,197,788                30.0%
Philanthropic Fund
200 West Madison Street
Chicago, Illinois 60606

    Set forth below is information concerning the beneficial ownership of all Directors and Executive Officers of the Company as of April 14, 1995. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                               APPROXIMATE
                                         SHARES OF COMMON    PERCENT OF CLASS
                                              STOCK            IF MORE THAN
DIRECTORS AND EXECUTIVE OFFICERS        BENEFICIALLY OWNED     ONE PERCENT
- --------------------------------------  ------------------   ----------------
George N. Benjamin, III...............         0                    --
Eric V. Carter........................         0                 --
Robert C. Gluth.......................         0                 --
Donald E. Goss........................         0                 --
Robert H. Hayes.......................         0                 --
Robert E. LaBlanc.....................     1,057                 --
Robert A. Pritzker....................         0                 --
Robert W. Webb........................         0                 --
Neal L. Brees.........................     1,992(1)              --
Daniel E. Coomer......................         0                 --
Robert H. Kalina......................       142(2)              --
Randolph K. Piechocki.................         0                 --
John W. Wellhausen....................         0                 --
All Directors and Executive Officers
 as a Group (13 persons)..............     3,191(1)(2)           --

- ------------------------
(1) Includes 1,992 shares of Common Stock owned by the TIE Retirement and Savings Stock Trust over which Mr. Brees has sole voting and investment discretion as Trustee.

(2) Includes 142 shares of Common Stock owned by the TIE Charitable Trust Foundation over which Mr. Kalina has voting and investment discretion as a trustee.

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of beneficial ownership and changes in beneficial ownership of Common Stock with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Based solely on a review of such reports furnished to the Company, the Company believes that during the fiscal year ended December 31, 1994 all such reports were timely filed with the Commission.

                             ELECTION OF DIRECTORS

    At the meeting, eight directors are to be elected to the Board of Directors. Each director elected at the meeting will hold office until the next annual meeting of stockholders or until his successor shall have been elected and duly qualified. It is the intention of the persons named on the enclosed proxy card to vote for the election of the nominees named below, each of whom has consented to serve as a director if elected. Six of the nominees are currently members of the Board of Directors and were elected directors at the last annual meeting of stockholders; Donald E. Goss and Robert H. Hayes are nominees for the first time.

    The information set forth below is submitted with respect to the nominees to the Board of Directors for whom it is intended that proxies will be voted. Unless otherwise indicated, each nominee's principal occupation has been held since at least January 1, 1990. Directorships are identified of issuers with a class of securities registered pursuant to Section 12 of the Exchange Act, of issuers registered as investment companies under the Investment Company Act of 1940, as amended, and of other select entities.

    GEORGE N. BENJAMIN, III, Age 57; President and Chief Executive Officer of the Company since April 1, 1992; Group Vice President of The Marmon Group, Inc. from August 1988 to April 1, 1992;

founder and President of Trig Systems, a telecommunications management consulting group, from July 1987 to August 1988; from December 1985 to July 1, 1987, President of Ericsson, Inc., a wholly-owned subsidiary of Ericsson, N.A., Elected to the Board of Directors of the Company in April 1991; previously served on the Board of Directors of the Company from September 1989 to April 1990.

    ERIC V. CARTER, Age 59; Executive Vice President of the Company since April 1, 1992; President and Chief Executive Officer of the Company from April 9, 1991 through March 30, 1992; Executive Vice President of the Company from June 1990 through April 8, 1991; Vice President -- Operations of the Company from December 1987 through June 1990; first elected as Director of the Company in 1990.

    ROBERT C. GLUTH, Age 70; Executive Vice President, Treasurer and Director of each of The Marmon Group, Inc., Marmon Industrial Corporation, The Marmon Corporation and Union Tank Car Company since prior to 1990; and Vice President, Treasurer and Director of Marmon Holdings, Inc. since prior to 1990; first elected as Director of the Company in April 1991.

    DONALD E. GOSS, Age 64; retired since April 1990; previously served as Senior Partner, Ernst & Young, and Midwest Regional Managing Partner for Arthur Young, public accounting firms.

    ROBERT H. HAYES, Age 63; retired; Executive Vice President of Duchossois Industries, Inc., an owner and manager of companies involved in consumer products, freight car manufacturing, ordnance products, radio and television stations, and thoroughbred racing, from prior to 1990 through March 31, 1995.

    ROBERT E. LABLANC, Age 61; President of Robert E. LaBlanc Associates, Inc., financial and technical consultants, since prior to 1990; Director of each of Storage Technology Corporation, M/A Com, Inc., Tribune Co., and Prudential-Bache Global Fund, Inc. since prior to 1990; first elected as Director of the Company in 1981.

    ROBERT A. PRITZKER, Age 68; Chairman of the Board of the Company since April 9, 1991; Director and President of each of Union Tank Car Company, The Marmon Group, Inc., Marmon Industrial Corporation, Marmon Holdings, Inc. and The Marmon Corporation, since prior to 1990. Director of Acxiom Corporation. Elected to the Board of Directors in 1991; previously served on the Board of Directors of the Company from August 1987 through August 1989.

    ROBERT W. WEBB, AGE 56; Vice President and Secretary of the Company since June 1993 and June 1992 respectively; Vice President and Secretary of each of The Marmon Group, Inc., Marmon Industrial Corporation and Marmon Holdings, Inc. since prior to 1990, and General Counsel and Secretary of Union Tank Car Company since prior to 1990; first elected as Director of the Company in April 1991.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
                         AND CERTAIN COMMITTEES THEREOF

    The Board of Directors has designated an Audit Committee, a Nominating Committee and a Compensation Committee. The current members of the Audit Committee are Robert C. Gluth and Robert E. LaBlanc; the current members of the Nominating Committee are George N. Benjamin, III, Eric V. Carter and Robert A. Pritzker; the current members of the Compensation Committee are Robert E. LaBlanc and Robert A. Pritzker. Lewis V. Collens served as a member of the Audit and Compensation Committees until his resignation from the Board of Directors in March 1995.

    The functions of the Audit Committee include reviewing the independence of the Company's independent auditors, recommending to the Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, reviewing the scope and adequacy of internal accounting controls and directing and supervising special investigations.

    The functions of the Nominating Committee include recommending to the Board of Directors the number of directors to constitute the whole Board and the names of persons it concludes should be considered for Board membership. The Nominating Committee will consider nominees recommended by stockholders, and such submissions should be made to the Corporate Secretary not later than: (a) with respect to the election of directors at an annual meeting of stockholders of the Company, 180 days in advance of such meeting, and (b) with respect to any election of directors to be held at a special meeting of stockholders of the Company, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

    The functions of the Compensation Committee include the review and approval of executive salaries and bonuses and contributions to the Company's Profit Sharing and Savings Plan. See "Compensation Committee Report to Stockholders."

    During fiscal 1994, the Board of Directors held four meetings and the Compensation, Audit and Nominating Committees held one, two and one meetings, respectively. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the Committees of the Board of Directors on which he served during fiscal 1994.

                              CERTAIN TRANSACTIONS

    In January 1992, the Company executed an Employment Agreement with Eric V. Carter, effective from July 1, 1992 through December 31, 1995, providing for services by Mr. Carter of an average of 80 hours per calendar quarter and payment by the Company of $2,435.83 per month, plus $100 per hour for every hour worked in excess of 80 hours per quarter. The amount paid pursuant to such agreement in 1994 was $39,700. Pursuant to such agreement, Mr. Carter resigned, effective as of March 31, 1992, as President of the Company and TIE Canada, and was appointed as Executive Vice President of the Company. Mr. Carter remains a director of the Company and TIE Canada. As additional payment under such employment agreement, the Company has agreed to pay to Mr. Carter 85% of medical insurance premiums for each of Mr. Carter and his wife from 1996 through the year 2000 in annual amounts not to exceed $9,472, $10,893, $12,528, $14,407 and
$8,284, respectively, or to pay a lump sum equal to the discounted present value of such amounts. By an amendment dated March 13, 1992, the Company also agreed to reimburse Mr. Carter for certain medical expenses relating to a pre-existing condition to the extent such expenses would have been covered had Mr. Carter remained a full-time employee. See "Compensation Committee Interlocks and Insider Participation."

                             EXECUTIVE COMPENSATION

    The following table discloses compensation received for the fiscal years ended December 31, 1994, 1993 and 1992 by the Company's Chief Executive Officer and each of the other executive officers of the Company who were serving as such on December 31, 1994, whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                                                        OTHER
                                                                       ANNUAL COMPENSATION             LONG TERM     COMPENSATION
                                                              -------------------------------------   COMPENSATION   ------------
                                                                                       OTHER ANNUAL   ------------    ALL OTHER
                                                                               BONUS   COMPENSATION   LTIP PAYOUT    COMPENSATION
NAME AND PRINCIPAL POSITION                                   YEAR   SALARY     (A)        (B)            (C)            (D)
- ------------------------------------------------------------  ----  --------  -------  ------------   ------------   ------------
                                                              1994  $265,267  $30,000      --             --            $4,620
George N. Benjamin, III ....................................  1993   253,836   64,000      --           $150,000         4,468
 President & Chief Executive Officer                          1992   189,632   50,000      --             --             1,301
Randolph K. Piechocki ......................................  1994   207,532   18,000    $208,995         34,944         4,620
 Executive Vice President; President, TIE Systems, Inc., a    1993   200,007   36,000      16,667         66,868         4,000
 subsidiary of the Company                                    1992   182,000    --         18,191         72,800         3,260
                                                              1994   109,169   20,000      99,994         --             3,949
Robert H. Kalina ...........................................  1993    97,503   20,000      16,025         --               750
 Vice President -- Engineering and Operations                 1992     --       --         --             --            --

- ------------------------
(a) Bonuses are reported for the year in which they are earned, although such bonuses are generally paid in the year following the year in which they are earned.

(b) For 1994, includes $204,855 and $96,958 paid to Messrs. Piechocki and Kalina, respectively, as moving related expenses pursuant to their respective relocation agreements with the Company, entered into in connection with the relocation of the Company's headquarters from Connecticut to Kansas. For 1993, includes $16,667 and $16,025 paid to Messrs. Piechocki and Kalina, respectively, as a retention bonus. For Mr. Piechocki, includes for 1992, $21,191 to pay federal and state income taxes arising from a 1991 relocation agreement between Mr. Piechocki and the Company.

(c) Mr. Benjamin's payment was made pursuant to a long term incentive arrangement based upon Company growth criteria measured by return on investment for 1992 and 1993. Mr. Piechocki's payment was made pursuant to a 1991 Deferred Bonus Agreement, entered into in connection with the reorganization of the Company in 1991. Such agreement has a four-year vesting schedule that results in a portion of the aggregate amount to be paid vesting on each annual anniversary of the agreement. For Mr. Piechocki also includes $66,868 and $72,800 earned for 1993 and 1992 respectively.

(d) Includes contributions made by the Company of $4,620, $4,620 and $3,949 pursuant to the Company's Profit Sharing and Savings Plan, which is a defined contribution plan, on behalf of Messrs. Benjamin, Piechocki and Kalina, respectively, during 1994. During 1993, similar contributions by the Company of $4,468, $4,000 and $750 were made on behalf of Messrs. Benjamin, Piechocki and Kalina, respectively. In addition, payments of $1,301 and $3,260 were made in 1992 to Messrs. Benjamin and Piechocki.

EMPLOYMENT CONTRACTS

    On April 27, 1992, the Company entered into an employment agreement with George N. Benjamin, III pursuant to which Mr. Benjamin, currently a director of the Company and a nominee for re-election, was appointed as President and Chief Executive Officer of each of the Company and TIE/ telecommunications Canada Limited ("TIE Canada"). The Agreement provides that Mr. Benjamin's employment with the Company and TIE Canada may be terminated at any time with or without cause; but if Mr. Benjamin's employment is terminated other than for cause, he shall be entitled to receive his full base salary for a period of six months.

    In August 1993, the Company entered into a separation agreement with Mr. Piechocki which provides that if Mr. Piechocki's employment with the Company is terminated without cause he shall be entitled to continue to receive his then current compensation and benefits for a period of one year.

    In December 1993, the Company entered into a separation agreement with Robert H. Kalina which provides that if Mr. Kalina's employment with the Company is terminated without cause prior to December 5, 1995 he shall be entitled to continue to receive his then current compensation and benefits for a period of one year and that if Mr. Kalina voluntarily terminates his employment with the Company prior to December 5, 1995 he shall be entitled to continue to receive his then current compensation and benefits for a period of six months.

DIRECTORS' COMPENSATION

    The Company pays a $16,000 annual director's fee to each non-management director. In addition, the annual fee for non-management directors serving on the Audit, Compensation and Nominating Committees is $2,000 per committee, with an additional fee of $500 per meeting of the Committees attended.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors (the "Committee"), and the Committee has complete autonomy in establishing executive officers' compensation. For 1994, the period covered by this report, all of the members of the Committee were non-employee directors.

EXECUTIVE COMPENSATION POLICIES

    Each executive officer's pay is comprised of two components, a fixed salary and a bonus tied to achievement of performance levels. The Company does not currently have any equity-based compensation plans.

    Salary is the largest component of each executive officer's annual compensation. The focus on salary compensation is intended to prevent any conflict between the interests of the executive officers and making decisions to implement the Company's continuing cost-cutting programs and strategic refocusing of its operations. In addition, the Company provides variable bonus opportunities based upon recommendations made by the Chief Executive Officer (other than with respect to himself) and the Committee's own subjective review after the close of the fiscal year of certain performance criteria. The bonus criteria for executive officers are established at the start of each year by the Committee in consultation with the Chief Executive Officer and Executive Vice President of the Company and are focused primarily upon the achievement of specific performance criteria that will strengthen the Company's position in its industry. The decreased emphasis in 1993 and 1994 on bonus amounts based upon achievement of objective performance criteria was made by the Committee in recognition of the difficulty of establishing appropriate objective performance goals for the executive officers. The Committee concluded, based upon its experience in 1992, that short term objective performance targets are difficult to establish for the executive officers because actions necessary to strengthen the Company's long term competitive position can cause significant fluctuations in the Company's short term performance and may require executive officers to emphasize aspects of the Company's business other than those for which performance targets were established. Similarly, the Committee believes that establishing long term objective performance goals for the Company is currently impractical because the Company's cost-cutting programs and strategic refocusing make the timing and extent of growth too difficult to forecast for purposes of establishing objective performance targets. In awarding the 1994 bonuses, the factors considered by the Committee primarily included individual experience, the officer's level of responsibility, historical bonus levels and, to the extent applicable to an individual executive officer, a number of qualitative and quantitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer and the individual achievement of non-financial goals within his responsibility and other contributions made by the officer to the Company's success.

    In determining compensation packages for executive officers, the Committee considers the results of independent consultant's surveys relative to compensation paid by companies with similar revenues and scope of operations, with a primary focus on compensation paid by the Company's competitors in the telecommunications industry, including the Company's peers identified at "Performance Graph" below. The most recent survey, which was conducted during mid-1994, disclosed that the compensation paid by the Company to its executive officers was below the median compensation payable by the Company's competitors in the telecommunications industry.

    Prior to the Company's reorganization in 1991, it maintained five equity-based plans in which executive officers were entitled to participate. In connection with the Plan of Reorganization, however, all of these plans were terminated. While the Committee believes such plans may be beneficial in certain circumstances, the Committee does not believe that equity based compensation plans are appropriate at this time because the Company is undergoing a strategic refocusing of its operations and concurrently implementing significant cost savings measures. It is the Committee's opinion that such plans are not necessary to appropriately align the interests of the Company's executive officers with those of the stockholders and, further, that due to the reorganization, the timing and extent of growth in value of the Company is currently too difficult to forecast to make appropriate equity based awards.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    The Committee's approach in setting the target annual compensation of George
N. Benjamin, III (the "Chief Executive") is to have a significant portion of his target compensation be based upon subjective criteria. The Committee believes that its approach appropriately incentivizes the Chief Executive, while acknowledging the importance to him of having some certainty in the level of his compensation through non-performance based efforts.

    The Chief Executive's base salary was established at $245,000 per annum in April 1992 when he was recruited to become President and Chief Executive Officer of the Company based upon an independent consultant's survey of base salaries of chief executive officers of companies with similar revenues and scope of operations, with a primary focus upon compensation paid by the Company's competitors. In this analysis, it was taken into consideration that the Company had recently been reorganized and was changing its focus from an equipment distributor and manufacturer to a direct sales and service organization and that the presence of an effective leader would be required to accomplish the transition. Another factor considered by the Committee was that, unlike a preponderance of the Company's competitors, the Company does not provide any equity-based or long term incentive plans to its executive officers. As a result of this factor, at the time the Chief Executive's salary was established the Committee provided for a bonus of $150,000 payable to the Chief Executive in 1994 if the Company achieved certain objective growth criteria measured by return on investment for 1992 and 1993. Such criteria were met, and such bonus was paid in 1994. Return on investment was selected as an appropriate measure to incentivize the Chief Executive to successfully manage the transition of the Company's business in conjunction with the revenue growth targets provided to other executive officers. In July 1993 and April 1994, the Chief Executive Officer was awarded a 4.8% and 4.4% salary increase, respectively, the amounts of which were established by the Committee in relation to the average raises awarded to the other employees of the Company generally, historical salary increases to the Chief Executive Officer of the Company and cost of living adjustments. Because of the difficulty in establishing objective bonus criteria to reflect the Chief Executive's ability to provide effective leadership to the Company, the Chief Executive's annual bonus is paid after the end of each year and is based upon a subjective evaluation of his performance and the audited results of the Company during the preceding year. The Committee awarded the Chief Executive a $30,000 bonus for 1994, which bonus was paid to the Chief Executive during April 1995. The principal factor considered by the Committee in connection with determining the bonus paid to the Chief Executive was the Chief Executive's success in establishing systems and procedures and in positioning the Company to be able to respond to the Company's continually changing technological and regulatory environment. The amount of the Chief Executive's bonus was determined in the sole discretion of Mr. Pritzker, Chairman of the Committee, in consultation with the other member of the Committee.

                                          Submitted by the Compensation
                                          Committee of
                                           the Board of Directors.

                                          Robert A. Pritzker
                                          Robert E. LaBlanc

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return on stockholder investment in the Company's Common Stock over the last 5 fiscal years of the Company to that of the Standard & Poor's 500 Stock Index and an index based on the common stock of the following four companies: Comdial Corporation, Executone Information Systems, Inc., Inter-Tel Inc. and Mitel Corporation. The graph assumes $100 invested on December 31, 1989 and reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           TIE/COMMUNICATIONS, INC.   PEER GROUP    S&P 500
Dec-89                          100           100        100
Dec-90                         31.2         34.88       96.9
Dec-91                        22.17         31.42     126.42
Dec-92                         31.1         68.69     136.05
Dec-93                        21.09        204.48     149.76
Dec-94                         14.3        145.75     151.74

 MEASUREMENT PERIOD      TIE/COMMUNICATIONS,
(FISCAL YEAR COVERED)           INC.            PEER GROUP     S&P 500
- ---------------------  -----------------------  -----------  -----------
           1989                  100                100           100
           1990                   31.20              34.88         96.90
           1991                   22.17              31.42        126.42
           1992                   31.10              68.69        136.05
           1993                   21.09             204.48        149.76
           1994                   14.30             145.75        151.74

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    During 1994, the members of the Compensation Committee were Mr. Robert A. Pritzker, Chairman of the Board of the Company, and Messrs. Robert E. LaBlanc and Lewis V. Collens, who resigned as a Board member in March 1995, none of whom is or has been an officer of the Company or any of its subsidiaries. Neither of the present members of the Compensation Committee is an employee of the Company or any of its subsidiaries or, except as described below, had any transactions with the Company or any of its subsidiaries during 1994.

    On July 1, 1991 (the "Effective Date"), the First Amended Joint Plan of Reorganization (the "Plan of Reorganization") of the Company and certain of its subsidiaries (collectively with the Company, the "Debtors") became effective. Pursuant to the Plan of Reorganization, (i) HCR Partners, an Illinois general partnership ("HCR"), which, as of the Effective Date, held a $31,593,750 principal amount senior secured note (the "HCR Note") issued by the Company and guaranteed by certain of the other Debtors, exchange on the Effective Date the principal amount of the HCR Note for an approximately 75% fully diluted interest in the Common Stock, or 2,994,469 shares of Common Stock; and (ii) the holders of record of the Company's old common stock, par value $0.05 per share (the "Old Common Stock"), received one share of Common Stock in exchange for every 35 shares of Old Common Stock held, which newly issued shares aggregated approximately 25% of the Company's outstanding Common Stock.

    Immediately after the Effective Date, the Company was advised that pursuant to an agreement by and between Marmon Holdings, Inc., a Delaware corporation ("MHI"), and The Pritzker Family Philanthropic Fund (the "Fund"), the two partners of HCR, HCR was liquidated. In connection with such liquidation, the shares of Common Stock directly owned by HCR were distributed to each of MHI and the Fund pro rata in accordance with their respective interests in HCR. Accordingly, as a result thereof, MHI became the direct beneficial owner of 1,796,681 shares of Common Stock (or approximately 45%) and the Fund became the direct beneficial owner of 1,197,788 shares of Common Stock (or approximately 30%). The Company has been advised that in connection with the above-described liquidation of HCR, (i) HCR's rights and obligations pursuant to the Registration Agreement (described and defined below) were assigned to and assumed by MHI and the Fund, and (ii) HCR's rights and obligations pursuant to the Credit Agreement (identified and defined below) were assigned to and assumed by MHI. The Company has consented to each such assignment.

    Messrs. Pritzker, Gluth and Webb, each of whom currently serves as a director of the Company and is a nominee for re-election, are employees of The Marmon Group, Inc., a Delaware corporation ("MGI"), which may be deemed to be under common control with MHI, and Messrs. Pritzker, Gluth and Webb are, respectively, President, Vice President and Treasurer, and Vice President of MHI. In addition, Messrs. Pritzker, Gluth and Webb are President, Executive Vice President and Treasurer, and Vice President and Secretary, respectively, of The Marmon Corporation, a Delaware corporation, which may be deemed to be under common control with MGI and MHI. Substantially all of the stock of MGI, MHI and The Marmon Corporation is owned, directly or indirectly, by trusts primarily for the benefit of the lineal descendants of Nicholas J. Pritzker, deceased, and entities controlled by such trusts. In compliance with MGI policy, during 1994 Messrs. Pritzker, Gluth and Webb remitted to MGI all Director and Committee fees received by them from the Company during that year. Except as described herein, there are no arrangements or undertakings with respect to the election of directors of the Company or the appointment of executive officers of the Company.

    HCR, the Company and certain of the Company's subsidiaries (collectively, the "Subsidiaries") entered into a Revolving Credit Agreement, effective as of the Effective Date (the "Credit Agreement"), whereby HCR agreed to provide to the Company up to $10 million on a revolving basis through December 31, 1993. The Credit Agreement has been assumed by MHI, and was amended effective December 31, 1993 to provide to the Company up to $7 million on a revolving basis through December 31, 1996. A $75,000 facilities fee payable in 1994 in connection with the extension of the Credit Agreement with MHI was paid in 1995. Advances under the Credit Agreement bear interest at the per annum rate of one percent plus the "reference rate" of Bank of America Illinois, and the Company pays a quarterly fee of one-quarter percent per annum on the average unused amounts available under the Credit Agreement. During 1994, the Company had a maximum advance under the Credit Agreement of $3.8 million, the total of which was repaid on or before December 31, 1994. The Credit Agreement is guaranteed by the Subsidiaries and is secured by first priority liens on substantially all of the assets of the Company and the Subsidiaries.

    The Company and HCR also entered into a Registration Rights Agreement dated as of June 18, 1991 (the "Registration Agreement"), pursuant to which the Company granted to HCR and its successors certain rights to register the shares of Common Stock held thereby.

    The Company entered into a Revolving Funds Agreement dated as of January 1, 1992 (the "Funds Agreement"), with The Marmon Corporation pursuant to which the Company deposits its daily available cash balance with MGI acting on behalf of The Marmon Corporation. The Funds Agreement is terminable by either party upon 30 days' prior written notice. Funds deposited by the Company with MGI are held in commingled accounts with funds of entities under common control with The Marmon Corporation, and are deliverable to the Company upon demand. The Marmon Corporation pays interest to the Company monthly on the average daily balance of funds held pursuant to the Funds Agreement during such month at the prime rate made available by The First National Bank of Chicago on the last day of such month. During 1994, The Marmon Corporation held an average of approximately $250,000 pursuant to the Funds Agreement.

    The Company entered into an Administrative and Consulting Services Agreement dated as of August 1, 1991 (the "Administrative Agreement"), with MGI pursuant to which MGI provided certain centralized administrative and consulting services to the Company. The Administrative Agreement was terminable by either party on 30 days' prior written notice. In consideration of services performed during 1994, the Company paid $432,000 to MGI. Pursuant to the Administrative Agreement, the Company also agreed to reimburse MGI for all reasonable expenses it incurred in connection with the provision of services to the Company. Effective January 1, 1995, upon substantially the same terms and conditions, the Company re-entered into an Administrative Agreement with MGI wherein the same administrative and consulting services will continue to be provided by MGI. Currently, the Company pays MGI a monthly fee of $36,000 for each month during which the Administrative Agreement is in effect.

                             SELECTION OF AUDITORS

    It is proposed that the stockholders ratify the selection of the firm of KPMG Peat Marwick LLP as the Company's independent auditors for 1995. KPMG Peat Marwick LLP has been the Company's independent certified public accountants since 1981, and at no time during such period has had any direct or indirect financial interest in, or any connection with, the Company or any of its subsidiaries other than as independent auditors. A representative of such firm is expected to be present at the meeting, will be given an opportunity to make a statement if the representative so desires, and will be able to respond to appropriate questions. The Board of Directors recommends a vote FOR the approval of the selection of such firm.

                                 OTHER MATTERS

    Management does not know of any other matters to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by the proxy card in accordance with their best judgment on such matters.

    Any proposal which an eligible stockholder wishes to include in the proxy statement for the 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 8500 West 110th Street, Overland Park, Kansas 66210, no later than December 22, 1995.

                                          By order of the Board of Directors

                                          Robert A. Pritzker, Chairman
May 4, 1995

                                      PROXY
TIE/COMMUNICATIONS, INC.                     1995 ANNUAL MEETING OF STOCKHOLDERS
                                                                   JUNE 12, 1995

      THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George N. Benjamin, III, Eric V. Carter, and Robert W. Webb, or any one or more of them acting in the absence of the others, with full power of substitution, proxies for the undersigned, to vote at the 1995 Annual Meeting of Stockholders of TIE/communications, Inc. to be held at 10:00 a.m. local time on Monday, June 12, 1995, at the Company's headquarters located at 8500 West 110th Street, Overland Park, Kansas 66210, and at any adjournment(s) or postponement(s) thereof according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

     YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX A3800, CHICAGO, IL 60690-9608 SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

                                                                        FOR ALL
                                                    FOR     WITHHELD     EXCEPT
1.  To elect the following eight (8) directors:     / /       / /         / /
    NOMINEES: George N. Benjamin, III, Eric V.
    Carter, Robert C. Gluth, Donald E. Goss,
    Robert H. Hayes, Robert E. LaBlanc, Robert A.
    Pritzker, Robert W. Webb.                       ----------------------------
                                                          Nominee Exception

This Proxy will be voted as directed. If no direction is made, it will be voted "FOR" the proposals set forth below. The Board of Directors recommends a vote "FOR" the proposals.

                                                     FOR     AGAINST     ABSTAIN
2.  To ratify the selection of the firm of KPMG      / /       / /         / /
    Peat Marwick LLP as the independent auditors of the Company for 1995.

3. The transaction of such other business as may properly come before the meeting, as set forth in the Proxy Statement dated May 4, 1995.


Dated                                                                     , 1995
     ---------------------------------------------------------------------


Signature(s)
            --------------------------------------------------------------------


- --------------------------------------------------------------------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.